Exhibit 99.1

FOR IMMEDIATE RELEASE:     February 7, 2008

KEY TECHNOLOGY ANNOUNCES FISCAL 2008 FIRST QUARTER RESULTS
Record Shipments and Backlog

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the first quarter of fiscal 2008 ended December 31, 2007.

Net sales for the three-month period ended December 31, 2007 totaled $28.9 million, compared to $22.6 million recorded in the same quarter last year.  Net earnings for the first quarter of fiscal 2008 were $1.1 million or $0.20 per diluted share.  Total net earnings for the same period last year were $1.6 million, or $0.29 per diluted share, which included a $750,000 gain, or $0.14 per share, from the sale of the Company’s 50% interest in its InspX joint venture.

Gross profit for the first quarter of fiscal 2008 was $11.5 million compared to $8.7 million in the corresponding period last year.  As a percentage of sales, gross profit for the quarter was 39.6% compared to 38.6% in the first quarter of fiscal 2007.

“We are very pleased at the first quarter performance, particularly with the growth of revenue and increases in gross margin,” commented David Camp, President and Chief Executive Officer.  “This is the second year in a row where we have had excellent earnings in the first quarter of the fiscal year, which historically has been our weakest quarter.”

Operating expenses for the quarter ended December 31, 2007 were $10.2 million, or 35.2% of sales, compared to $7.8 million, or 34.6% of sales in the same quarter last year.

Mr. Camp noted, “Much of the increase in operating expenses is the result of increased sales activities, increased general and administrative expense, including investment in our new ERP system, and R & D spending on new product development.  Sales and Marketing expenses in the first quarter were comparatively higher, partially due to higher shipments and increased sales commissions.”

Orders received during the first quarter of fiscal 2008 were $35.0 million, compared to $23.4 million in the same period last year, an increase of 49.6% year-over-year.  The Company’s backlog at December 31, 2007 was $36.8 million, compared to a backlog of $23.7 million in the same quarter last year.

Camp further commented, “We are proud of the continuing confidence that our customers have in our solutions and we are working to exceed our customers’ delivery expectations. This is the first time in Key’s history that we have established an all-time record backlog at the end of the first quarter of a fiscal year and, as a result, we also anticipate a strong second quarter for shipments.”

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2007	2006

Net sales	$28,943	$22,609
Cost of sales	17,476	13,889
Gross profit	11,467	8,720
Operating expenses:
Sales and marketing	5,185	3,918
Research and development	2,034	1,670
General and administrative	2,656	1,909
Amortization of intangibles	327	327
Total operating expenses	10,202	7,824
Gain on sale of assets	32	37
Earnings from operations	1,297	933
Gain on sale of investment in joint venture	-	750
Other income	307	303
Earnings before income taxes	1,604	1,986
Income tax expense	514	420
Net earnings	$1,090	$1,566
Net earnings per share
- basic	$0.20	$0.30
- diluted	$0.20	$0.29

Shares used in per share calculations - basic	5,354	5,240
Shares used in per share calculation - diluted	5,501	5,361

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31,	September 30,
	2007	2007
	(in thousands)

Cash and cash equivalents	$27,729	$27,880
Trade accounts receivable, net	13,637	14,020
Inventories	19,981	18,753
Total current assets	65,054	64,727
Property, plant and equipment, net	5,062	4,671
Goodwill and other intangibles, net	5,770	6,097
Total assets	75,896	75,497
Total current liabilities	22,580	23,781
Shareholders' equity	52,350	$50,393

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CONTACT:	Key Technology, Inc., Walla Walla
David Camp, Chief Executive Officer – 509-529-2161